Exhibit 10.8

PRIVILEGED AND CONFIDENTIAL

December 15, 2004

Post-Petition Purchase Agreement

Modification and Aircraft Financing Term Sheet

In response to the bankruptcy of US Airways, Inc (“Airways”), Embraer – Empresa Brasileira de Aeronautica SA (“Embraer”) proposes the following Post-Petition Purchase Agreement Modification and Aircraft Financing Term Sheet (the “Transaction”) for modifications to Purchase Agreement DCT-021/03 (“Purchase Agreement”), Letter Agreement DCT-022/03 (“Letter Agreement”), Financing Letter of Agreement DCT-023/03 (“Finance LOA”), Section 1110(a)(2) Agreements (“Section 1110 Agreements”) concerning seven (7) ERJ-170 aircraft which have been financed by affiliates of Embraer (“Embraer Loans”) and financing for three additional ERJ-170 Aircraft to be delivered pursuant to Section 3 hereof. The Transaction shall be subject to the approval of the Bankruptcy Court (“Court”) in the matter entitled, In re US Airways, Inc., et al., Case No. 04-13819, currently pending in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the “Bankruptcy Proceeding”) and the Board of Directors of Airways. The Transaction shall also be subject to conclusion of appropriate documentation in accordance with the terms outlined below and as may otherwise be agreed to by Airways and Embraer. Airways and Embraer agree that execution of this Agreement shall not constitute an assumption of the Purchase Agreement, the Letter Agreement, and/or the Finance LOA for purposes of Section 365 of the United States Bankruptcy Code (the “Bankruptcy Code”).

1.	Section 1110 Agreements.

(a)	Conditions precedent for Section 1110 Agreements for all ERJ-170s financed pursuant to the Embraer Loans shall include the following:

(i) Court approval of that certain Master Memorandum of Understanding (with related term sheets attached thereto) dated November 24, 2004 (“Master MOU”) between Airways and General Electric Capital Corporation and its affiliates (“GECC”) governing the future relationship between Airways and GECC, including a commitment by GECC to the continuation of all existing leases of ERJ-170s financed by GECC (“GE Leases”), and no default then existing under such Master MOU;

(ii) GECC shall not have informed Embraer that GECC shall make a demand for a Support Payment pursuant to and as defined in any Support Agreement issued by Embraer to GECC in regard to any GE Leases;

(iii) Ongoing compliance by Airways with any conditions in the Court’s order dated October 15, 2004 in regard to cash collateral (“ATSB Order”) unless, if the ATSB Order is amended or superseded, ongoing compliance by Airways with any conditions in such amended or superseded ATSB Order;

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December 15, 2004

(iv) No appointment of a Chapter 11 Trustee to manage the affairs of Airways while under Court protection under the Bankruptcy Code;

(v) No conversion of the Bankruptcy Proceeding to Chapter 7;

(vi) No motion filed by Airways to convert to Chapter 7 pursuant to § 1112 of the Bankruptcy Code, and no appointment of an examiner pursuant to § 1104 of the Bankruptcy Code.

(b)	Terms of Section 1110 Agreements shall include the following:

(i) Amendments to the Embraer Loans, (x) confirming a prohibition against leasing and reregistration during the Bankruptcy Proceeding, and (y) to include cross defaults to: (1) any termination of Airways’ ability to use cash collateral pursuant to the ATSB Order, as amended or superseded, or (2) any material modification of the ATSB Order, as amended or superseded, which Embraer reasonably determines would have a material adverse effect on the ability of Airways to perform its obligations under the Embraer Loans, (3) GECC having informed Embraer that GECC shall make a demand for a Support Payment; provided that this part (3) shall cease to be a cross default when Airways achieves the Minimum Credit Rating or on the date that is 24 months following termination of the Bankruptcy Proceeding, whichever occurs first, (4) a default or event of default under any Section 1110 Agreement in regard to an Embraer Loan, and (5) any failure to pay amounts due to Embraer or its affiliates for maintenance services pursuant to customary terms;

(ii) All amounts due pursuant to the Embraer Loans from October 2004 through and including July 2005 shall be withdrawn from and paid by application of the deposits and progress payments paid to date by Airways pursuant to the Purchase Agreement other than those amounts paid in connection with the “GECC Aircraft” (as such term is defined in the Finance LOA) (the “Deposits and PDPs”). The total amount of deposits and progress payments paid in connection with the GECC Aircraft and currently held by Embraer is [$18,300,000]. Such amounts shall be calculated as provided for in each Embraer Loan. Embraer shall create a reserve for such amounts out of the Deposits and PDPs upon execution of the Section 1110 Agreements. All amounts due pursuant to the Embraer Loans after July 31, 2005 shall be paid by Airways directly; provided that each Embraer Loan shall convert to monthly repayment (in arrears) after the next respective scheduled Payment Date (as defined in each Embraer Loan) following July 31, 2005.

(c)	Upon execution of the Section 1110 Agreements and all necessary approvals thereof by the Court, an amount equal to $4,216,647 shall be immediately deducted from the Deposits and PDPs and paid to Embraer as liquidated damages in connection with the suspension of the deliveries of six (6) ERJ-170 aircraft

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December 15, 2004

originally scheduled to occur (as described by the Purchase Agreement) during the period from the commencement of the Bankruptcy Proceeding through December 31, 2004 (“Suspension Period); provided that additional liquidated damages may arise with respect to such six (6) aircraft as follows; (i) if the first three (3) of such six (6) aircraft to be delivered during the Suspension Period (“First Three Production Aircraft”) are not delivered by January 31, 2005 such First Three Production Aircraft shall terminated and damages shall be liquidated as provided for in Article 20.3 of the Purchase Agreement, (ii) if the second three (3) of such six (6) aircraft which were to be delivered during the Suspension Period (“Final Three Production Aircraft”) are not delivered by March 31, 2005 then liquidated damages shall accrue until the delivery of such Final Three Production Aircraft at a rate of $162,795 per month (or pro-rata portion thereof) per aircraft until June 30, 2005. If such Final Three Production Aircraft are not delivered by June 30, 2005, such Final Three Production Aircraft shall be terminated and damages shall be liquidated as provided for in Article 20.3 of the Purchase Agreement.

2.	Purchase Agreement, Finance LOA, and Letter Agreement Amendments.

Concurrently with the negotiation of the Section 1110 Agreements referred to in Section 1 above, the parties hereto shall conclude the following amendments to the Purchase Agreement, Letter Agreement and Finance LOA;

(a)	Amendments of the Purchase Agreement to reflect the following:

(i) After delivery of the First Three Production Aircaft which are to be financed post petition in accordance with Section 3, suspend production of all remaining Firm ERJ-170 aircraft as defined in the Purchase Agreement (“Firm Aircraft”) scheduled for delivery under the Purchase Agreement other than the Final Three Production Aircraft. All Firm Aircraft, other than the First Three Production Aircraft and Final Three Production Aircraft shall be remarketed and disposed of by Embraer as permitted by applicable law. In the event the First Three Production Aircraft or the Final Three Production Aircraft are not delivered as provided for in Section 1(c) above, such First Three Production Aircraft and/or Final Three Production Aircraft shall be remarketed and disposed of by Embraer as permitted by applicable law.

(ii) Upon (w) a reserve made by Embraer from Deposits and PDPs for all amounts due through July 31, 2005 pursuant to Section 1(b)(ii); (x) payment of liquidated damages in accordance with Section 1(c); (y) payment of the equity contributions as described by Section 3(b); and (z) delivery of the three aircraft described in Section 3, any deposits and progress payments made in connection with GECC Aircraft shall be deemed nonrefundable (subject to the application of such amounts in accordance with Section 2(a)(iv) below) and free and clear of

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any liens of the ATSB Lender (as defined in the ATSB Order) or any other entity claiming directly or indirectly through Airways, and Embraer may retain all such amounts as partial liquidated damages pursuant to Section 20.3 of the Purchase Agreement to cover damages which may be incurred by Embraer in the event of conversion of the Bankruptcy Proceeding to Chapter 7, an ultimate rejection of the Purchase Agreement, or a liquidation of a substantial portion of Airways’ assets except pursuant to a sale of substantially all of Airways’ assets as a going concern.

(iii) Agreement to negotiate new delivery schedule for all originally scheduled Firm Aircraft which were not delivered as of the commencement of the Bankruptcy Proceeding (other than the 3 Aircraft to be delivered in accordance with Section 3 hereof), in the event of an assumption of the Purchase Agreement pursuant to Section 365 of the Bankruptcy Code, confirmation of a plan of reorganization or a GECC commitment to reinstate financing. Such agreement shall include the obligation to purchase the balance of all originally scheduled Firm Aircraft. Any deposits and progress payments made in connection with GECC Aircraft (so long as such amounts are not retained by Embraer as partial liquidated damages pursuant to Section 2(a)(ii)) shall be applied to progress payment obligations for the new delivery schedule accordingly.

(iv) If a new delivery schedule is mutually agreed upon by the parties hereto for the GECC Aircraft, then upon each delivery of GECC Aircraft in which the relevant purchase price is financed by GECC or any other third party, the relevant amount (as determined in accordance with Article 4 of the Purchase Agreement) for such aircraft shall be deducted from those deposits and progress payments held in connection with the GECC Aircraft and returned to Airways.

(b)	Amendments to Letter Agreement to reflect the following:

(i) No Relocation of spare parts depot established pursuant to Article 19 of the Letter Agreement to Philadelphia until after the effective date of a plan of reorganization;

(ii) Application of spare parts credits issued by Embraer pursuant to Article 5 of Schedule C attached to Letter Agreement to pre-petition amounts and post-petition amounts up to and through November 15, 2004 due for maintenance services provided by Embraer Aircraft Customer Services, Inc (“EACS”) and Embraer Aircraft Maintenance Services, Inc. (“EAMS”), and that all parts and equipment sold or transferred to Airways by Embraer, EACS and EAMS affiliates in connection with maintenance services constitute Section 1110 Assets within the meaning of the ATSB Order. Such spare parts credits shall be applied to the outstanding balances due EAMS and EACS through November 15, 2004 and to all taxes incurred by Embraer, EAMS, and EACS in application of such credits to

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December 15, 2004

such balances. All outstanding balances owed to EACS as of November 15, 2004 shall be calculated pursuant to the terms of paragraph F of the Letter of Intent dated November 15, 2003 executed between Airways and EACS. Furthermore, Airways and its affiliates shall thereafter pay EACS on an ongoing basis in accordance with Letter of Intent No. 2 dated November 16, 2004. Airways and its affiliates shall also pay EAMS for all post-petition maintenance services within 30 days of invoice. All payments shall be deemed to be according to customary terms as provided for in the Court’s order of September 15, 2004 (“Vendor Order”). No further spare parts credits issued pursuant to Article 5 of Schedule C to the Letter Agreement shall be enforceable or valid unless the Purchase Agreement is assumed as contemplated in Article 2(a)(iii) above.

(c)	Amendments to the Finance LOA to reflect the following:

(i) For any financing after assumption of the Purchase Agreement and the effective date of a confirmed plan of reorganization, a modification of the MAC to permit an immediate suspension of financing upon a MAC event and to define a MAC event as the failure to maintain a minimum corporate credit rating of B- by S&P or a minimum senior implied credit rating of B3 by Moodys;

(ii) Effective immediately, and so long as Embraer or an affiliate serves as lender, removal of Airway’s option to convert to existing floating rate loans to fixed rate after March 31, 2005;

(iii) After assumption of the Purchase Agreement and the effective date of a confirmed plan of reorganization, liquidated damages as described by Section 20.3 of the Purchase Agreement shall be applicable and payable for any aircraft subject to termination after failure to meet financing conditions precedent; provided that, for each of the “Remaining Aircraft” (as defined in the Finance LOA), Airways shall not be liable for such liquidated damages so long as Airways provides notice of termination to Embraer at least 15 months prior to the first day of the applicable Contractual Delivery Month (to be determined in accordance with the new delivery schedule described by Section 2(a)(iii) herein).

(iv) Effective immediately no equity support in the form of RVGs or FLDGs if Embraer or an affiliate is a lender for the aircraft subject to such lease financing. After assumption of the Purchase Agreement and the effective date of a confirmed plan of reorganization, if any third party is a Debt Provider as defined in the Finance LOA, including but not limited to BNDES, Embraer will issue such equity support as otherwise provided for in the Finance LOA, as amended.

(v) All future deposits and progress payments made pursuant to the Purchase Agreement shall be nonrefundable.

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December 15, 2004

3.	Mortgage Financing Structure.

(a)	Mortgage financing for the First Three Production Aircraft with a first priority security interest and such financing shall be subject to: (i) the conditions precedent contained in Section 1(a)(i) - (vi) hereof, (ii) a Final Order for relief from collective bargaining agreements and pension obligations, (iii) an Order extending the ATSB Order beyond January 14, 2005 (the “ATSB Order Extension”), and (iv) ongoing compliance by Airways with the ATSB Order Extension; provided that the First Three Production Aircraft shall be tendered for delivery 15 days after the date of the ATSB Order Extension (or such earlier date as may be agreed by the parties hereto), so long as all other conditions described by this Section 3(a) are then satisfied;

(b)	the equity contribution by Airways to the payment of the purchase price for each of the First Three Production Aircraft shall be determined after application of the reserve and deductions from the Deposits and PDPs provided for in Sections 2(a)(ii)(w) and (x) and division of such amount by three, and the balance of the purchase price for such Aircraft shall be financed by Embraer as provided for in this Section 3;

(c)	12 year term payable monthly, in advance;

(d)	cross defaults to (i) any termination of Airways’ ability to use cash collateral pursuant to the ATSB Order, as amended or superseded, or any material modification of the ATSB Order, as amended or superseded, which Embraer reasonably determines would have a material adverse effect on the ability of Airways to perform its obligations under the mortgage financings described by this Section 3, (ii) GECC having informed Embraer that GECC shall make a demand for a Support Payment; provided that this part (ii) shall cease to be a cross default when Airways achieves the Minimum Credit Rating or on the date that is 24 months following termination of the Bankruptcy Proceeding, whichever occurs first, (iii) a default or event of default under any Section 1110(a)(2) agreement executed pursuant to Section 1(a) hereof, and (iv) any failure to pay amounts due to Embraer or its affiliates for maintenance services pursuant to customary terms;

(e)	inclusion of operative document amendments described in Section 2 above;

(f)	Amortization shall be mortgage style based upon the Margin plus the Base Rate;

(g)	Base Rate shall be floating 6-month LIBOR;

(h)	Margin 475 bps while in Chapter 11, 375 bps upon emergence, and 325 bps after credit rating equals or exceeds the Minimum Credit Rating;

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December 15, 2004

(i)	Aircraft cannot be returned to Embraer without 90 days prior written notice and at confirmation of reorganization plan the loans for each Aircraft shall become fully recourse; and

(j)	Operative documentation based upon current forms, modified to reflect the above.

[signature page follows]

PRIVILEGED AND CONFIDENTIAL

December 15, 2004

Dated: December 16, 2004

US AIRWAYS, INC.

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EMBRAER – EMPRESA BRASILEIRA DE AERONAUTICA SA

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